EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


The following are wholly-owned subsidiaries of the Company at December 31, 1999:


                                                                       Year of
Industry            Subsidiary                     Incorporation    Organization
--------------------------------------------------------------------------------

Educational
  Products          Siboney Learning Group, Inc.      Texas             1968
Natural Resources   Axel Heiberg Oil Company          Delaware          1968
Natural Resources   Siboney Resources - Texas, Inc.   Texas             1968
Natural Resources   Siboney Coal Company, Inc.        Kentucky          1978